Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-50543 and 333-142623 of Kforce Inc. on Form S-8 of our report dated June 23, 2017 relating to the financial statements and supplemental schedule of the Kforce 401(k) Retirement Savings Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016, appearing in this Annual Report on Form 11-K of the Kforce 401(k) Retirement Savings Plan for the year ended December 31, 2016.
/s/ Warren Averett, LLC
Tampa, Florida
June 23, 2017